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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Rhone-Poulenc Rorer Inc. and Subsidiaries on Form S-3 of our report, which includes an explanatory paragraph on the Company's change in its method of accounting for income taxes in 1992, dated January 20, 1995, on our audits of the consolidated financial statements and financial statement schedules of Rhone-Poulenc Rorer Inc. and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which report is included in the Annual Report on Form 10-K incorporated by reference into this registration statement. We also consent to the reference to our Firm under the caption "Experts".




COOPERS & LYBRAND, L.L.P.



Philadelphia, Pennsylvania
March 23, 1995